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Surf Air Mobility Appoints Shawn Pelsinger to Board of Directors

Mr. Pelsinger was formerly the Global Head of Corporate Development & Senior Counsel of Palantir Technologies.

LOS ANGELES – October 8, 2025 – Surf Air Mobility Inc. (NYSE: SRFM) (“the Company”, “Surf Air Mobility”), a leading regional air mobility platform, announced today the appointment of Shawn Pelsinger to the Company’s Board of Directors, effective October 8, 2025.

Mr. Pelsinger is currently Chief Legal Officer and Chief Administrative Officer of Acrisure, a global fintech provider of solutions across insurance, reinsurance, payroll, benefits, cybersecurity, and real estate services.

Prior to joining Acrisure, Mr. Pelsinger was the Global Head of Corporate Development & Senior Counsel of Palantir Technologies (“Palantir”) (NASDAQ: PLTR) for 10 years from March 2015 to April 2025, where he played a key role in establishing the strategic relationship between Surf Air Mobility and Palantir in 2021. He continued to be responsible for the Palantir relationship with Surf Air Mobility until April 2025, when he left Palantir. At Palantir, he was instrumental in the creation of Skywise, a data platform for the commercial aviation industry via a partnership between Palantir and Airbus. He also led deals with Korea Telecom, Fujitsu, Sompo, HD Hyundai, Credit Suisse, Starlab Space and others.

In July 2024, Mr. Pelsinger was appointed as a Member of the Board of Directors of Palantir Technologies Japan, K.K., a subsidiary of Palantir, and remains a Member of that Board, advising on strategic direction and governance frameworks.

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In September 2022, Mr. Pelsinger was appointed a Member of the Board of Directors of Palantir, Korea, LLC, a subsidiary of Palantir, and remains a Member of that Board, providing strategic oversight on governance, compliance, and partnerships.

Mr. Pelsinger brings extensive experience in strategic partnerships and navigating the legal issues in the technology sector with specific expertise in data-driven platforms, aviation technology, and highly regulated industries. The Board believes his extensive experience will be invaluable as Surf Air Mobility markets SurfOSTM, the Company’s software operating system, powered by Palantir’s AI and Foundry platforms.

Earlier in his career, Shawn practiced law at Shearman & Sterling LLP (now A&O Shearman). He is currently an advisor to a number of early-stage technology companies and has been an adjunct professor at Columbia Law School since 2013.

Carl Albert, Chairman of the Board of Surf Air Mobility, said: “We are very pleased to welcome Shawn to our Board. We believe his deep expertise in enterprise software and understanding of our SurfOS technology will be beneficial as we work to bring SurfOS technology to market.”

Shawn Pelsinger said: “Having previously collaborated with the company on its SurfOS software initiatives during my time at Palantir, I’ve seen firsthand the impact this technology can have on the air mobility industry. I’m thrilled to join Surf Air Mobility’s Board to support development and growth for SurfOS.”

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform and one of the largest commuter airlines in the U.S. by scheduled departures. It is also the largest U.S. passenger operator of Cessna Caravans. In addition to its airline operations and On Demand charter services, Surf Air Mobility is developing an AI-powered software platform

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for the Regional Air Mobility industry. The company is also working to commercialize electrified aircraft and develop proprietary powertrain technology for the Cessna Caravan. Surf Air Mobility plans to offer its software and electrification solutions to the Regional Air Mobility industry to improve safety, efficiency, and profitability.

Surf Air Mobility Media Contacts
Press: press@surfair.com
Investors: investors@surfair.com